UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2008

MAGNUM D’OR RESOURCES, INC.
(Exact name of registrant as specified in its Charter)

Nevada	0-31849	98-0215222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

1326 S.E. 17th Street, #513, Ft. Lauderdale, Florida 33316
(Address of principal executive offices)

(305) 420-6563
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Entry into a Material Definitive Agreement

Item 1.01 Entry into a Material Definitive Agreement

Magnum D’Or Resources, Inc. (“Magnum”) announced the signing and closing of a 5 year, $12,500,000 ($2,500,000 annually) contract with National Sales & Supply (NSS, LLC) for rubber nuggets, effective February 4, 2008.

Magnum, under this new agreement, will sell and supply NSS, LLC with rubber nuggets in addition to its current contract for rubber buffings. Magnum will use its patented technology, through the process of recycling scrap rubber tires, to produce this new product.

Joseph Glusic, President of Magnum, stated: “We are now accelerating our growth in the ”Green Market” using our unique patented technology. We are beginning to fulfill our mission by doing our part to eliminate global pollution generated by used tires and scrap rubber constituents in landfills.”

One of the keys to Magnum’s patented manufacturing processes is the high degree of quality control maintained during ambient granulation of tires, as well as the unique cryogenic process, where shredded tires/other scrap rubber are frozen in a controlled fashion in order to properly separate the rubber from the textile and steel. This allows precision grinding of the hardened rubber to very fine and pure powder.

Magnum, with its new technology and through its licensing rights, owns rights under a number of patents for the re-composition of rubber, the production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in North America and China.

Magnum is rapidly expanding to become a global leader in the recycling industry by providing Turnkey Recycling Plants, Operational Assistance, Consulting Resources, Waste Management Solutions, and Heavy Recycling Equipment Supplies for producing high quality raw materials.

NSS, LLC is a leading manufacturer and distributor of rubber landscaping products and playground safety surfacing products.

National Sales & Supply Home page: http://www.nsalessupply.com/index.htm. To view Rubber Mulch: http://www.national-mulch.com/

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Magnum d'Or Resources Inc.
(Registrant)

Date: February 6, 2008	By:	/s/ Joseph J. Glusic
Joseph J. Glusic
Chief Executive Officer and President